Quantum Technologies to Restate 2005 Annual Report on Form 10-K and 2006 Third Quarter Report on Form 10-Q

IRVINE, Calif., June 8 /PRNewswire-FirstCall/ -- Quantum Fuel Systems Technologies Worldwide, Inc. (Nasdaq: QTWW), today announced that it will amend the Company's April 30, 2005 10-K and the January 31, 2006 10-Q to reflect the Company's revised accounting for the allocation of consideration between goodwill and customer related intangible assets in connection with the acquisition of Tecstar Automotive Group ("Tecstar"), formerly known as Starcraft Corporation.

On March 3, 2005, the Company completed its acquisition of Tecstar and preliminarily allocated the purchase price in excess of tangible net assets to goodwill in the amount of $138.1 million and to intangible assets in the amount of $5.2 million (consisting of customer related intangible of $3.1 million and intellectual property of $2.1 million). The Company recently revalued the customer related intangible asset and increased the amount to $44.6 million and decreased goodwill to $102.6 million as of April 30, 2005. A deferred tax liability arises due to temporary differences in the intangible assets base for tax and book as future amortization expense is non-deductible for tax purposes. The impact of the temporary differences on the Company's consolidated income taxes resulted in a net deferred tax liability of $6.1 million recorded in connection with the acquisition.

The revised value of the customer relationship intangible contemplates the renewal of existing contracts and other revenues and cash flows beyond the previously estimated 19 month period and extends the valuation period to 30 years, including new model year and future model year programs and other competitive and economic considerations. Based on competitive factors, changes in technology and consumer preferences and other industry considerations, the Company has established a 30 year useful life for the customer relationship intangible asset.

The impact of the corrections that would be necessary to revise the allocation for the three and twelve month periods ending April 30, 2005, and the three month periods ending July 31, 2005, October 31, 2005 and January 31, 2006, respectively, did not have a material impact on the Company's consolidated statements of operations for any of these previously reported periods individually or on a cumulative basis; however, the cumulative impact of the corrections if not made are likely to have a material impact for future periods, including the three month period ending April 30, 2006. In view of that potential impact, the Company will restate the financial statements for the most recent reporting period and include corrections in the three-month period ended January 31, 2006 to bring the earnings impact of the changes current through January 31, 2006. The amounts in the Condensed Consolidated Statement of Operations for the three and nine month periods ending January 31, 2006, as restated, are anticipated to include a reduction of $408,222 for amortization of intangibles expense and an increase in the income tax benefit of $531,483 (a total reduction in net loss of $939,705) as compared to amounts previously reported.

A summary of the anticipated effects of the restatements on the Consolidated Financial Statements is as follows:

	April 30, 2005		January 31, 2006
	As Previously Reported	As Restated	As Previously Reported	As Restated
Consolidated Balance Sheet Data
Intangible assets, net	$ 16,731,930	$ 58,231,930	$ 13,381,099	$ 55,289,321
Goodwill	138,004,271	102,594,699	138,130,986	102,721,414
Total assets	277,661,780	283,752,208	262,427,125	268,925,775
Deferred income tax liabilities	-	6,090,428	-	5,558,945
Accumulated deficit	(35,543,418)	(35,543,418)	(57,510,475)	(56,570,770)
Total stockholders' equity	219,208,033	219,208,033	197,107,214	198,046,919
Total liabilities and stockholders' equity	277,661,780	283,752,208	262,427,125	268,925,775
	Three Months Ended January 31, 2006		Nine Months Ended January 31, 2006
	As Previously Reported	As Restated	As Previously Reported	As Restated
Consolidated Statements of Operations Data
Amortization of intangibles	$ 1,116,945	$ 708,723	$ 3,350,833	$ 2,942,611
Total costs and expenses	46,072,936	45,664,714	167,015,227	166,607,005
Operating loss	(10,068,958)	(9,660,736)	(20,522,228)	(20,114,006)
Income tax benefit (provision)	(3,000)	528,483	(14,627)	516,856
Net loss	(10,781,408)	(9,841,703)	(21,967,057)	(21,027,352)
Net loss per share - basic and diluted	$ (0.20)	$ (0.19)	$ (0.42)	$ (0.40)
	Nine Months Ended January 31, 2006
	As Previously Reported	As Restated
Consolidated Statements of Cash Flows Data
Net loss	$(21,967,057)	$(21,027,352)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8,254,454	7,846,232
Non-cash income tax benefit	-	(531,483)

About Quantum

Quantum is a leader in powertrain engineering, system integration, and manufacturing of packaged fuel systems and accessories for specialty vehicles and applications, including fuel cells, hybrids, alternative fuels, hydrogen refueling, new body styles, mid-cycle vehicle product enhancements, and high performance engines and drive trains for OEMs and consumers of specialty equipment parts and accessories. Quantum also designs and manufactures hybrid and fuel cell vehicles.

Quantum has product commercialization alliances with General Motors, AM General, and Sumitomo. Quantum's customer base includes General Motors, Toyota, Opel, Hyundai, Suzuki, Ford, DaimlerChrysler, Sunline, Yamaha, AeroVironment, and the U.S. Army.

More information can be found about Quantum's products and services at www.qtww.com.

Quantum is a member of the Russell 2000(R) and Russell 3000(R) indexes.

Forward-Looking Statements

Statements in this document regarding future financial and operating results, future growth in customers and development programs, benefits and synergies of the merger with Tecstar, the development and commercialization of fuel cell vehicles and applications, new or expanded customer contracts, the impact of oil prices on demand for our products, the commitment of OEMs and other entities to the hydrogen economy, future opportunities for Quantum, and any other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including but not limited to statements containing the words "will," "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements.

Forward-looking statements are based on the beliefs, opinions, and expectations of the Company's management as of the date of this press release, and the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions, expectations, or other circumstances should change.

For more information regarding Quantum, please contact:

Dale Rasmussen

Investor Relations

+1-206-315-8242

Email: drasmussen@qtww.com

(C)2006 Quantum Fuel Systems Technologies Worldwide, Inc.

Advanced Technology Center

17872 Cartwright Road, Irvine, CA 92614

Phone 949-399-4500 Fax 949-399-4600